Bay Banks of Virginia, Inc., Reports Fourth Quarter Earnings

KILMARNOCK, Va., Jan. 29, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $598,000 for the quarter ended December 31, 2014 compared to $230,000 for the same quarter in 2013. Earnings for the full year 2014 were $1.8 million compared to $1.2 million for 2013.

"Our fourth quarter results were strong with assets growing to $390 million and earnings growing to $0.12 per share. Deposits grew significantly as a result of our new branch in Richmond, which opened in November, and the loan portfolio continues to grow," said Randal R. Greene, President and Chief Executive Officer. He continued, "Looking forward to the second quarter of 2015, to improve efficiencies we plan to consolidate three branches into two in our home county of Lancaster."

  Total assets grew by $41.8 million, or 12.0%, during the fourth quarter.
  The Bank's deposits grew by $31.7 million, or 11.5%, during the fourth quarter.
  The Bank's loans grew by $24.3 million, or 8.9%, during the fourth quarter, and by $47.6 million, or 19.0%, during the year ended December 31, 2014.  The portfolio of loans serviced for Fannie Mae grew by $5.7 million during 2014 to $64.7 million.
  Earnings for the fourth quarter of 2014 were $0.12 per share compared to $0.05 for the fourth quarter of 2013.  Earnings for the full year 2014 increased to $0.38 per share compared to $0.25 for 2013.
  The fourth quarter's net interest margin was 3.85% compared to 3.82% for the prior quarter and 3.61% for the fourth quarter of 2013.
  Non-interest expense for the fourth quarter declined by $24,000 compared to the fourth quarter of 2013.  For the full year 2014, non-interest expense declined by $325,000, or 2.5%, compared to 2013.
  Annualized return on average assets was 0.64% for the quarter ended December 31, 2014 compared to 0.27% for the same quarter of 2013.

HIGHLIGHTS

Net income for the fourth quarter of 2014:

  Net interest income improved by 8.4%, or $251,000, on a linked quarter basis and by 19.8%, or $533,000, compared to the fourth quarter of 2013.
  Provision for loan losses decreased by $31,000 on a linked quarter basis, and by $51,000 compared to the fourth quarter of 2013, to $159,000.
  Noninterest income decreased 10.2%, or $99,000, compared to the fourth quarter of 2013.
  Noninterest expense decreased by 0.8%, or $24,000, compared to the fourth quarter of 2013.

Net income for the full year 2014:

  Net income in 2014 was $1.8 million, an increase of 49.8% over 2013.
  Earnings per share were $0.38, compared to $0.25 for 2013.
  Net interest income improved by 12.5%, or $1.3 million, compared to 2013.
  Provision for loan losses declined by 21.3%, or $165,000, compared to 2013.
  Noninterest income decreased by 22.1%, or $1.0 million, compared to 2013.
  Noninterest expense decreased by 2.5%, or $325,000, compared to 2013.

Asset quality continues to improve:

  Total classified assets decreased by $412,000 on a linked quarter basis, to $9.0 million, and declined by $2.5 million compared to December 31, 2013.
  Total classified assets declined to 21.7% of tier 1 capital plus the allowance as of December 31, 2014, compared to 23.1% for the prior quarter-end and 29.3% as of December 31, 2013.
  Nonperforming assets decreased by $312,000 on a linked quarter basis, to $4.8 million, and decreased by $1.9 million, or 28.6%, compared to December 31, 2013.
  Nonperforming assets as a percent of total assets were 1.22% as of December 31, 2014, compared to 2.01% as of December 31, 2013.
  Annualized net loan charge-offs as a percent of average loans declined to 0.15% during the fourth quarter compared to 0.42% during the fourth quarter of 2013.
  Allowance for loan losses declined to 1.07% of loans from 1.15% the prior quarter.  Coverage of loan loss reserves to non-performing loans increased to 162.8% as of December 31, 2014, compared to 141.1% at the prior quarter end and 105.5% at the prior year end.

Net interest margin improved:

  Net interest margin increased to 3.85% this quarter compared to 3.82% on a linked quarter basis and 3.61% for the fourth quarter of 2013.
  Yield on earning assets increased to 4.50% this quarter compared to 4.49% on a linked quarter basis and 4.47% for the fourth quarter of 2013.
  Cost of funds improved to 0.68% this quarter compared to 0.69% on a linked quarter basis and 0.88% for the fourth quarter of 2013.

Capital levels remained solid:

  Tangible common equity as a percent of tangible assets decreased to 9.56% from 10.66% on a linked quarter basis.
  Tier 1 leverage ratio decreased to 10.36% this quarter compared to 10.94% last quarter.

FOURTH QUARTER 2014 COMPARED TO FOURTH QUARTER 2013

Net Interest Income

Net interest income for the fourth quarter of 2014 increased $533,000, or 19.8%, compared to the fourth quarter of 2013. This improvement was primarily attributed to a $439,000 increase in interest income driven primarily by loan growth and a reduction in interest expense of $94,000 due primarily to lower interest rates on deposits and Federal Home Loan Bank borrowings.

Non-Interest Income

Non-interest income for the three months ended December 31, 2014 decreased $99,000, or 10.1%, compared to the three months ended December 31, 2013. This was due partly to a decline of $127,000 in VISA-related fees, resulting from reduced credit card merchant fees. In order to reduce potential liabilities related to chargebacks, fraud, underwriting and compliance, merchant agreements were assigned to a third party. This decline was mitigated by similar reductions in VISA expense, mainly related to merchant interchange fees. Also, secondary market lending fee income declined by $139,000 due to lower volumes of mortgages originated for sale to Fannie Mae. Offsetting these decreases was a reduction in impairment losses of $168,000 related to an investment which was recognized in 2013.

Non-Interest Expense

For the three months ended December 31, 2014 and 2013, non-interest expense totaled $3.2 million. An increase of $149,000 in salaries and benefits was offset by a decrease of $108,000 in VISA expenses mentioned above and a decrease of $41,000 in FDIC assessments.

TWELVE MONTHS OF 2014 COMPARED TO TWELVE MONTHS OF 2013

Net Interest Income

Net interest income for 2014 increased by $1.3 million compared to 2013. This improvement was driven by a $637,000 reduction in interest expense, a result of lower interest rates on time deposits and FHLB borrowings, plus an increase of $684,000 in interest income, due primarily to loan growth.

Non-Interest Income

Non-interest income for 2014 decreased by $1.0 million, or 22.1%, compared to 2013. The decrease was due primarily to recognition of $535,000 for the mortgage servicing asset in 2013 and a reduction in VISA-related fees of $575,000. As noted above, this reduced fee income is related to the assignment of credit card merchant agreements to a third party, with similar reductions in expense offsetting the reduced income. Losses of $25,000 were recognized on the sale of securities in 2014 compared to gains of $284,000 in 2013. Offsetting these declines was an increase of $288,000 due to an impairment loss recognized in 2013, plus reductions in losses of $236,000 on foreclosed properties.

Non-Interest Expense

For 2014, non-interest expenses totaled $12.6 million, a decrease of $325,000, or 2.5%, compared to the same period in 2013. This decrease is primarily the result of $538,000 in reduced VISA expense, which is related to the assignment of credit card merchant agreements to a third party, as referenced above.

BALANCE SHEET

Total assets increased $59.4 million, or 17.9%, to $390.5 million during 2014. This was primarily due to loan growth of $47.6 million, or 19.0%. On the liability side of the balance sheet for the same time frame, deposits grew by $39.2 million, or 14.6%, and borrowings from the Federal Home Loan Bank increased by $20.0 million. Capital increased by $2.1 million due to improved earnings, net of reductions in accumulated other comprehensive losses.

ASSET QUALITY

During 2014, asset quality continued to improve. Non-performing assets, excluding troubled debt restructures (TDRs) declined by $1.9 million to $4.8 million, or 1.22% of assets. Classified assets decreased by $2.5 million during the same period to $9.0 million, or 21.7% of tier 1 capital plus the allowance for loan losses, due primarily to reductions of $1.1 million in foreclosed real estate.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and two banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 390,486	$ 348,734	$ 341,156	$ 330,097	$ 331,135
Loans receivable	298,447	274,131	259,318	253,599	250,837
Deposits	307,585	275,905	267,086	266,906	268,347
Loans to deposits	97.0%	99.4%	97.1%	95.0%	93.5%

CAPITAL
Common equity	$ 39,238	$ 39,066	$ 38,432	$ 37,939	$ 37,136
Total equity to assets	10.05%	11.20%	11.27%	11.49%	11.21%
Tangible common equity to tangible assets	9.56%	10.66%	10.72%	10.92%	10.65%
Tier 1 Leverage Ratio	10.36%	10.94%	11.30%	11.32%	10.92%

PROFITABILITY MEASURES
Interest Income	$ 3,796	$ 3,515	$ 3,464	$ 3,357	$ 3,357
Interest Expense	565	535	537	560	659
Net Interest Income	$ 3,231	$ 2,980	$ 2,927	$ 2,797	$ 2,698
Provision for Loan Losses	159	190	97	165	210
Net Interest Income after Provision	$ 3,072	$ 2,790	$ 2,830	$ 2,632	$ 2,488
Noninterest Income	874	1,070	624	1,113	973
Noninterest Expense	3,166	3,177	3,167	3,108	3,190
Income before Taxes	$ 780	$ 683	$ 287	$ 637	$ 271
Income Taxes	182	171	27	177	41
Net Income	$ 598	$ 512	$ 260	$ 460	$ 230
Return on Average Assets	0.64%	0.59%	0.31%	0.56%	0.27%
Return on Average Equity	6.11%	5.29%	2.72%	4.90%	2.49%
Net interest margin	3.85%	3.82%	3.92%	3.81%	3.61%
Yield on earning assets	4.50%	4.49%	4.63%	4.56%	4.47%
Cost of funds	0.68%	0.69%	0.74%	0.78%	0.88%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.12	$0.11	$0.05	$0.10	$0.05
average basic shares outstanding	4,818,152	4,818,733	4,818,733	4,817,885	4,817,856
Diluted Earnings per share (EPS)	$0.12	$0.11	$0.05	$0.10	$0.05
diluted average shares outstanding	4,825,157	4,828,285	4,836,783	4,827,921	4,820,639
Tangible book value per share	$7.68	$7.64	$7.51	$7.41	$7.24
period-end shares outstanding	4,817,856	4,818,733	4,818,733	4,818,733	4,817,856

ASSET QUALITY
Classified assets	$ 9,003	$ 9,415	$ 9,063	$ 9,780	$ 11,494
Classified assets to Tier 1 capital + ALL	21.72%	23.09%	22.61%	24.58%	29.26%
Non-performing assets (excluding TDR's)	$ 4,760	$ 5,072	$ 4,684	$ 5,870	$ 6,670
Non-performing assets to total assets	1.22%	1.45%	1.37%	1.78%	2.01%
Net charge-offs	$ 105	$ 13	$ 74	$ 140	$ 262
Net charge-offs to average loans	0.15%	0.02%	0.12%	0.22%	0.42%
Loan loss reserves to non-performing loans	162.77%	141.11%	166.55%	126.50%	105.48%
Loan Loss Reserve to Loans	1.07%	1.15%	1.15%	1.16%	1.17%